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                                                                      EXHIBIT 99

October 3, 2000

FOR IMMEDIATE RELEASE (released over PR Newswire @ 9:18 p.m.)

(NASDAQ Symbols:  TECUA and TECUB)


TECUMSEH PRODUCTS COMPANY ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS

Tecumseh, Michigan, October 3, 2000 - Tecumseh Products Company (NASDAQ: TECUA and TECUB) today announced that it expects its earnings per share for the third quarter ending September 30, 2000 to be in a range from $0.68 to $0.73. The Company's two major business segments, Engine & Power Train Products and Compressor Products, are now expected to report third quarter sales and earnings at levels lower than previously anticipated.

Engine & Power Train Products results continue to be adversely impacted by significant reductions in engine demand for various utility applications such as portable power generators and lower than expected sales of lawn and garden engines and transmissions. An unfavorable product mix has resulted in lower than expected sales and profits of higher margin utility engines. Additionally, unit production costs have been adversely impacted by reduced shipping levels, which have resulted in production imbalances and excess production capacity. Market conditions in the Engine & Power Train Products Group are expected to further deteriorate throughout the balance of the year, with the majority of fourth quarter production and sales weighted heavily toward the lower margin lawn and garden market.

Results in the Compressor Products Group continue to be adversely impacted by reduced demand as well as accelerating competition in its air conditioning markets. Commercial refrigeration sales also slowed noticeably in the third quarter. Brazilian sales, while still strong, have been negatively impacted by the weakness of the European currency. Additionally, margins have declined in Brazil as a result of increasing price competition and upward pressure on manufacturing costs. Indian operations continue to suffer from start up costs associated with bringing a new manufacturing plant on line. Worldwide conditions in the compressor markets are not expected to improve throughout the balance of the year.

It is likely that fourth quarter earnings per share will be below those of the third quarter and significantly below those of fourth quarter 1999.

Tecumseh Products Company will host a conference call to report on the third quarter results on Tuesday, October 24th at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through Tecumseh Products Company's website at www.tecumseh.com.

This release contains forward-looking statements within the meaning of the "Private Securities Litigation Reform Act of 1995" and are subject to the safe harbor provisions created by that Act. Actual results may differ materially from those projected as a result of certain risks and


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uncertainties inherent in business forecasts as more fully described in the
Company's Annual Report on Form 10-K.

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for air conditioning and refrigeration products, gasoline engines and power train products for lawn and garden applications, and a diversified line of pumps for the private and commercial consumer.


Contact:     Pat Walsh (517) 423-8455
             Tecumseh Products Company